Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RoomStore, Inc.

Richmond, Virginia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 7, 2009, relating to the consolidated financial statements of RoomStore, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/  BDO Seidman, LLP

Richmond, Virginia

July 7, 2009